Exhibit 10.1
EXECUTION COPY
HIGHLY CONFIDENTIAL
FOR SETTLEMENT PURPOSES ONLY;
Not admissible in any litigation or
other proceeding between the parties.
SETTLEMENT TERM SHEET
A.	Preliminary Statement.
1.	On June 25, 2001 (the “Petition Date”), USG Corporation (“USG”) and its debtor subsidiaries (collectively, including USG, the “Debtors”; the term “Debtors” as used herein includes the reorganized Debtors when applicable) commenced voluntary reorganization cases (the “Reorganization Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

2.	This Settlement Term Sheet (this “Term Sheet”) is being executed by and among (a) the Debtors; (b) the Official Committee of Asbestos Personal Injury Claimaints appointed in the Reorganization Cases (the “ACC”) and counsel for each member of the ACC in its individual capacity and on behalf of such member (each an “ACC Member’s Counsel” and, collectively, the “ACC Members’ Counsel”); and (c) Dean M. Trafelet, in his capacity as the Legal Representative for Future Claimants in the Reorganization Cases (the “FCR” and, collectively with the Debtors, the ACC and the ACC Members’ Counsel, the “Parties”).

3.	This Term Sheet sets forth the basic terms on which the Parties have agreed to settle certain disputes relating to the Debtors’ alleged liability for asbestos-related personal injury claims and demands, the treatment of such claims and demands in the Reorganization Cases and certain related matters.

4.	Upon its execution (the “Execution Date”), this Term Sheet shall be binding upon the Parties and each of their respective successors and assigns to the fullest extent permitted by applicable law. The implementation of the settlement set forth in this Term Sheet is subject to definitive documentation of the settlement terms, which may be accomplished through the Debtors’ plan of reorganization incorporating the terms of this Term Sheet (the “Plan”).
B.	Funding of the Asbestos Personal Injury Trust.
1.	On the effective date of the Plan (the “Effective Date”), the Debtors (a) will pay $890 million in cash to the qualified settlement trust established by the Debtors under the Plan, which trust shall satisfy the requirements of section 524(g) of the Bankruptcy Code (the “Asbestos Personal Injury Trust”); and (b) issue a promissory note in the principal amount of $10 million to the Asbestos Personal Injury Trust (the “Note”), the terms and provisions of which shall be reasonably acceptable to the Debtors, the ACC, the ACC Members’ Counsel and the FCR.

Each of the Debtors shall be a co-obligor under the Note and each Debtor shall be jointly and severally liable for the obligations thereunder.

2.	On the Effective Date, the Debtors will provide a contingent payment note in the amount of $3.05 billion to the Asbestos Personal Injury Trust (the “Contingent Payment Note”), the terms and provisions of which shall be reasonably acceptable to the Debtors, the ACC, the ACC Members’ Counsel and the FCR and the payment of which shall only be subject to the condition precedent (the “Condition Precedent”) that The Fairness in Asbestos Injury Resolution Act of 2005 or any substantially similar legislation creating a national trust or similar fund (collectively referred to herein as the “Fair Act”) has not been enacted and made law on or before the date that is 10 days (excluding Sundays) after final adjournment sine die of the 109th Congress of the United States (the “Trigger Date”); provided, however, that:
a.	If the Fair Act is not enacted and made law on or before the Trigger Date, the obligations under the Contingent Payment Note shall vest and the Debtors shall satisfy the Contingent Payment Note as set forth in Section B.5 below.

b.	If the Fair Act is enacted and made law on or before the Trigger Date, and is not subject to a constitutional challenge to its validity (a “Challenge Proceeding”) on or before 60 days after the Trigger Date, the obligations under the Contingent Payment Note shall not vest and the Contingent Payment Note shall be fully cancelled.

c.	If the Fair Act is enacted and made law on or before the Trigger Date, but is subject to a Challenge Proceeding as of 60 days after the Trigger Date, the obligations under the Contingent Payment Note shall not vest, subject to the resolution of the Challenge Proceeding by a final, non-appealable order (a “Final Order”) as follows:
(i)	If the Challenge Proceeding is resolved by a Final Order such that the Fair Act is unconstitutional in its entirety or as applied to debtors in chapter 11 cases whose plans of reorganization have not yet been confirmed and become substantially consummated (i.e., debtors that are then similarly situated to the Debtors as of February 1, 2006 (in a chapter 11 case with a plan of reorganization that has not yet been confirmed)), so that such debtors will not be subject to the Fair Act, then the obligations under the Contingent Payment Note shall vest and the Debtors shall satisfy the Contingent Payment Note, with the first payment of $1.9 billion being due within 30 days after such Final Order and the second payment of $1.15 billion being due within 180 days after such Final Order.

(ii)	If the Challenge Proceeding is resolved by a Final Order in a manner other than as contemplated by the immediately preceding clause (i), then the obligations under the Contingent Payment Note shall not vest and the Contingent Payment Note shall be fully cancelled.
Each of the Debtors shall be a co-obligor under the Contingent Payment Note and each Debtor shall be jointly and severally liable for the obligations thereunder.

3.	On the Effective Date, the Debtors will assign any of their respective rights in and to insurance policies to the extent related to Asbestos Personal Injury Claims to the Asbestos Personal Injury Trust on terms that are reasonably acceptable to the Debtors, the ACC, the ACC Members’ Counsel and the FCR, which terms will, among other things, enjoin entities other than the Asbestos Personal Injury Trust (and, to the extent necessary, the Debtors) from pursuing or collecting under such insurance policies to the extent related to Asbestos Personal Injury Claims.

4.	The Note will be issued by the Debtors and will be secured by 51 percent of the voting stock of United States Gypsum Company. The Note shall be payable on December 31, 2006. The Note will bear annual interest at a fixed rate equivalent to the rate of 90-day LIBOR plus 40 basis points as at the Effective Date, which interest shall accrue from the Effective Date until maturity.

5.	If the Condition Precedent is met, subject to Section B.2.c above, then $1.9 billion of the Contingent Payment Note will be payable within 30 days after the Trigger Date, with the remaining $1.15 billion of the Contingent Payment Note payable within 180 days after the Trigger Date. The Contingent Payment Note will bear annual interest at a fixed rate equivalent to the rate of 90-day LIBOR plus 40 basis points as at the Trigger Date, which interest shall accrue from 30 days after the Trigger Date until the Contingent Payment Note is paid in full. In addition, the Debtors will grant to the Asbestos Personal Injury Trust a right to 51 percent of the voting stock of one of the reorganized Debtors, exercisable upon the occurrence of certain specified contingencies, to secure the payment of the first $1.9 billion of the Contingent Payment Note, consistent with the Debtors’ need to obtain necessary financing.

6.	Until such time as the Contingent Payment Note is either paid in full or cancelled, reorganized USG will not declare any dividend to the holders of its stock or repurchase its stock in an amount that exceeds $150 million.

7.	Until such time as the Contingent Payment Note is either paid in full or cancelled, the amount of the reorganized Debtors’ indebtedness that is senior to the Contingent Payment Note (through any combination of the granting of security and/or subordination) will be limited to:
a.	an exit financing facility in an amount not to exceed $750 million;

b.	amounts necessary to fund any Plan distributions, after taking into account available cash, including, without limitation, payments to the Asbestos Personal Injury Trust (including payments on the Note and the Contingent Payment Note), payments to unsecured creditors and payments to asbestos property damage claimants;

c.	amounts necessary to fund the operations, capital expenditures and working capital of the reorganized Debtors;

d.	other customary items such as leases, hedging, interest rate protection, taxes and similar items;

e.	$125 million general basket; and

f.	any refinancing of the above.
C.	Permanent Channeling Injunction and Release.
1.	The Bankruptcy Court or the United States District Court for the District of Delaware (the “District Court”) shall enter and, if applicable, affirm, in conjunction with the entry of an order confirming the Plan (a “Confirmation Order”), an order, pursuant to section 524(g) of the Bankruptcy Code (the “Permanent Channeling Injunction”), permanently and forever staying, restraining and enjoining any entity from taking any actions against any Protected Party (as such term is defined below) for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim (as such term is defined below), all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Trust Agreement for the Asbestos Personal Injury Trust (the “Trust Agreement”) and the related Asbestos Personal Injury Trust Distribution Procedures (the “TDPs”), including, without limitation:
a.	commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, a judicial, arbitral, administrative or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party;

b.	enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;

c.	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;

d.	setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and

e.	proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust, except in conformity and compliance therewith.
2.	The Plan and the Permanent Channeling Injunction shall provide that the Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Protected Party from and against any Asbestos Personal Injury Claim and any related damages.

3.	“Asbestos Personal Injury Claim” means any claim, remedy, liability or demand now existing or hereafter arising against any Debtor, whether or not such claim, remedy, liability or demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise, for death, bodily injury, sickness, disease, medical monitoring or other personal injuries (whether physical, emotional or otherwise) to the extent allegedly arising out of or based on, directly or indirectly, in whole or in part, the presence of or exposure to asbestos or asbestos-containing products or things that were installed, engineered, designed, manufactured, fabricated, constructed, sold, supplied, produced, specified, selected, distributed, released, marketed, serviced, maintained, repaired, purchased, owned, occupied, used, removed, replaced or disposed by any Debtor or an entity for whose products or operations the Debtors allegedly have liability or for which any Debtor is otherwise allegedly liable, including, without limitation, any claim, remedy, liability or demand for compensatory damages (such as loss of consortium, wrongful death, medical monitoring, survivorship, proximate, consequential, general and special damages) or punitive damages, and any claim, remedy, liability or demand for reimbursement, indemnification, subrogation or contribution (including, without limitation, any indirect claim or demand), and any claim under any settlement entered into by or on behalf of any Debtor prior to the petition date relating to an Asbestos Personal Injury Claim. Neither any asbestos property damage claim nor a workers’ compensation claim brought directly by a past or present employee of any Debtor under an applicable workers’ compensation statute shall constitute an Asbestos Personal Injury Claim.

4.	"Protected Party” means any of the following parties:
a.	any Debtor, reorganized Debtor or any affiliate of the foregoing;

b.	any former or present director, officer or employee of any Debtor, reorganized Debtor or any affiliate of the foregoing but only in their capacity as such;

c.	any stockholder of any Debtor but only in their capacity as such;

d.	any entity that, pursuant to the Plan or on or after the Effective Date, becomes a direct or indirect transferee of, or successor to, any assets of any Debtor, any reorganized Debtor or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of it becoming such a transferee or successor);

e.	any entity that, pursuant to the Plan or on or after the Effective Date, makes a loan to any Debtor or reorganized Debtor or the Asbestos Personal Injury Trust or to a successor to, or transferee of, any assets of any Debtor, reorganized Debtor or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of such entity becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired); or

f.	any entity to the extent he, she or it is alleged to be directly or indirectly liable for the conduct of, claims against or demands on any Debtor, reorganized Debtor or the Asbestos Personal Injury Trust to the extent that such alleged liability arises by reason of one or more of the following:
(i)	such entity’s ownership of a financial interest in any Debtor, reorganized Debtor, a past affiliate of any Debtor to the extent such past affiliate is listed in the schedule to be annexed to the Plan, which schedule shall be reasonably acceptable to the Debtors, the ACC, the ACC Members’ Counsel and the FCR (the “Plan Schedule”) (such past affiliate being referred to herein as a “Past Affiliate”), a present affiliate of any Debtor or reorganized Debtor or a predecessor in interest of any Debtor or reorganized Debtor to the extent such predecessor in interest is listed in the Plan Schedule (such predecessor in interest being referred to herein as a “Predecessor in Interest”);

(ii)	such entity’s involvement in the management of any Debtor, any reorganized Debtor or any Predecessor in Interest;

(iii)	such entity’s service as an officer, director or employee of any Debtor, any reorganized Debtor, any Past Affiliate, any present affiliate of any Debtor or reorganized Debtor, any Predecessor in Interest or any entity that owns or at any time has owned a financial interest in any Debtor, any reorganized Debtor, any Past Affiliate, any present affiliate of any Debtor or any reorganized Debtor or any Predecessor in Interest; or

(iv)	such entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Debtor, any reorganized Debtor or any Past Affiliate, any present affiliate of any Debtor or any reorganized Debtor, any Predecessor in Interest or any entity that owns or at any time has owned a financial interest in any Debtor, any reorganized Debtor, any Past Affiliate, any present affiliate of any Debtor or any reorganized Debtor or any Predecessor in Interest.
5.	The settlement set forth in this Term Sheet represents a full and complete settlement of any and all alleged liabilities of the Debtors and any of the Debtors’ affiliates relating to or involving A.P. Green Industries, Inc., A.P. Green Refractories Co. or any of their affiliates or predecessors to the extent such predecessors are listed in the Plan Schedule (collectively, “A.P. Green”).
D.	Certain Matters Relating to the Plan.
1.	The Plan will propose to pay allowed general unsecured claims in full, with postpetition interest, or to reinstate such claims.

2.	With respect to the claims represented by the Official Committee of Asbestos Property Damage Claimants (the “Property Damage Committee”), the Debtors will attempt to resolve such claims on separate terms prior to the Effective Date and, to the extent not resolved, will pass such claims through the Reorganization Cases or otherwise resolve such claims post-Effective Date.

3.	The Plan will contain, among other things, conditions to the Confirmation Order and the Effective Date that the Debtors, in their sole discretion, determine are appropriate or necessary and that are reasonably acceptable to the ACC, the ACC Members’ Counsel and the FCR.

4.	The Plan will contain such other provisions as the Debtors, in their sole discretion, determine are appropriate or necessary, which provisions shall be reasonably acceptable to the ACC, the ACC Members’ Counsel and the FCR. As set forth in more detail below, the ACC, the ACC Members’ Counsel and the FCR shall cooperate fully with the Debtors and shall take all reasonable actions requested by the Debtors in connection with the Plan process in the Reorganization Cases. Notwithstanding the foregoing, the ACC, the ACC Members’ Counsel and the FCR shall draft the Trust Agreement and the related TDPs and select the trustee(s) for the Asbestos Personal Injury Trust, all of which shall be (a) delivered to the Debtors for review in time for filing with a disclosure statement on February 15, 2006; (b) reasonably acceptable to the Debtors and to each of the ACC, the ACC Members’ Counsel and the FCR in all respects; (c) consistent with all provisions of the Bankruptcy Code, including, without limitation, section 1129 of the Bankruptcy Code; and (d) incorporated into, or attached as exhibits to, the Plan. The TDPs shall provide for the execution of a release of the Asbestos Personal Injury Trust, the Debtors and the Debtors’ estates, reasonably acceptable in form and substance to the Debtors, by any claimant receiving a distribution from the Asbestos Personal Injury Trust. In connection with the Trust Agreement, to the extent that the ACC and the FCR agree on trustees and require the service of such trustees in advance of confirmation of the Plan, the Debtors agree to pay the reasonable compensation of such trustees prior to confirmation, with such amounts to be reimbursed to the Debtors through a deduction from the first payment due to the Asbestos Personal Injury Trust.
E.	Representations, Agreements and Covenants of the ACC, the ACC Members’ Counsel and the FCR.
1.	From and after the Execution Date, to the fullest extent permitted by applicable law, the ACC, the ACC Members’ Counsel and the FCR, each on behalf of itself and on behalf of those claimants that it represents, agrees to: (a) support the Plan (and the ACC shall provide the Debtors with a letter, endorsed by all members of the ACC, recommending the Plan, which may be included in the Plan solicitation materials); (b) not file any objection to the disclosure statement relating to the Plan or to confirmation of the Plan; and (c) recommend that its respective constituencies or clients vote in favor of the Plan and use its best efforts to cause such constituencies or clients to so vote. In addition, the ACC, the ACC Members’ Counsel and the FCR shall cooperate fully with the Debtors and shall take all reasonable actions requested by the Debtors in connection with the Plan process in the Reorganization Cases, including, without limitation, with respect to (a) the filing and confirmation of the Plan; (b) the filing and approval of any request by the Debtors for financing or related relief in connection with the Plan; (c) the filing and approval of any pleadings, which may be the Plan, to approve the settlement set forth in this Term Sheet; and (d) information needed for, and the timing of, the solicitation of votes to accept or reject the Plan. Without limiting the foregoing, the ACC, the ACC Members’ Counsel and the FCR shall provide the Debtors with (a) the information necessary for the solicitation process for the Plan described in Section E.2 below on a timely basis as set forth herein and (b) the Trust Agreement, the TDPs and the related documents that are to be attached as exhibits to the Plan on a timely basis as set forth herein.

2.	The ACC Members’ Counsel shall cooperate fully with the Debtors and use their best efforts to provide the Debtors, on a timely basis, with all information relating to Asbestos Personal Injury Claims (including, without limitation, all Asbestos Personal Injury Claims asserted against the Debtors by, through or on account of A.P. Green) that is necessary for, or appropriate in connection with, the solicitation process for the Plan.

3.	The ACC, the ACC Members’ Counsel and the FCR each hereby represents that, subject to the approval of the Bankruptcy Court or District Court, as applicable, it has the requisite authority to enter into and perform under this Term Sheet.

F.	Representations, Agreements and Covenants of the Debtors.
1.	USG represents that, subject to the approval of its Board of Directors and the Bankruptcy Court or District Court, as applicable, it has the requisite authority to enter into and perform under this Term Sheet.

2.	USG will use its best efforts to obtain the approval of its Board of Directors of this Term Sheet on or before January 29, 2006.

3.	The Official Committee of Equity Holders appointed in the Reorganization Cases (the “Equity Committee”) supports the settlement set forth in this Term Sheet. The Equity Committee, the ACC, the ACC Members’ Counsel and the FCR each reserves all of its respective rights with respect to all matters not specifically delineated in this Term Sheet.

4.	USG will use its reasonable best efforts to have the Effective Date occur on or before July 1, 2006.
G.	Termination of the Term Sheet.
1.	Unless otherwise agreed in writing by the Parties, this Term Sheet shall terminate automatically upon the occurrence of any of the following:
a.	USG’s Board of Directors does not approve the Term Sheet on or before January 29, 2006.

b.	Any of the ACC, the ACC Members’ Counsel or the FCR has not executed this Term Sheet on or before January 27, 2006.

c.	The Effective Date has not occurred on or before August 1, 2006.
2.	This Term Sheet may be terminated at any time by the written agreement of the Parties.

3.	No Party shall bear any liability for the termination of this Term Sheet in accordance with Sections G.1 and G.2 above.
H.	Miscellaneous.
1.	Notwithstanding anything to the contrary herein, this Term Sheet shall not affect or impair the Debtors’, the ACC’s or the FCR’s ability to perform their respective fiduciary duties.

2.	Notwithstanding anything to the contrary herein, this Term Sheet shall not affect or impair any matter concerning the corporate governance of the Debtors or the reorganized Debtors.

3.	From and after the Execution Date, the Debtors, the ACC and the FCR will jointly seek to obtain a stay of the estimation litigation currently pending before the District Court with respect to asbestos personal injury claims asserted against the Debtors until the termination of this Term Sheet; provided, however, that within 30 days after the termination of this Term Sheet, the claimants’ questionnaires in such litigation shall be completed and delivered to the Debtors.

4.	The Parties shall treat all negotiations regarding this Term Sheet as confidential. Without the prior written consent of USG, counsel to the ACC and counsel to the FCR, neither the contents nor the existence of this Term Sheet shall be disclosed by any Party, either orally or in writing, except to its directors, officers, employees, legal counsel, financial advisors, accountants and clients on a confidential basis, or when necessary to comply with court orders, or in an action to enforce the terms and conditions of this Term Sheet itself. Notwithstanding the foregoing, the Parties agree that this Term Sheet or the terms of this Term Sheet may be disclosed to the Official Committee of Unsecured Creditors appointed in the Reorganization Cases, the Property Damage Committee and the Equity Committee, subject to appropriate confidentiality restrictions. In addition, USG may, in its sole discretion, disclose this Term Sheet or the terms of this Term Sheet (a) to potential financing sources; (b) as it determines is necessary to comply with its SEC disclosure obligations, including, without limitation, the issuance of a press release and a Form 8-K filing upon full execution of this Term Sheet; and (c) as it determines is necessary to obtain Bankruptcy Court or District Court, as applicable, approval of the Term Sheet and the Plan, as set forth herein, or to otherwise comply with its fiduciary duties. USG will provide counsel to the ACC and counsel to the FCR an opportunity to review any press release relating to this Term Sheet prior to its issuance.

5.	Neither this Term Sheet nor the settlement set forth herein constitutes, and shall not be construed, interpreted or otherwise read to constitute any admission by (a) any of the Debtors with respect to any alleged asbestos-related liabilities arising out of, resulting from or attributable to the business or operations of the Debtors or their respective predecessors or (b) the ACC, the ACC Members’ Counsel or the FCR regarding the amount of any such alleged asbestos-related liabilities.

6.	This Term Sheet and the settlement set forth herein shall be governed by the laws of Delaware.

7.	This Term Sheet may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

AGREED TO AND ACCEPTED BY:
Dated: January 24, 2006

THE DEBTORS: USG CORPORATION
By:	/s/ Stanley Ferguson
	Name:	Stanley Ferguson
	Title:	Executive Vice President and General Counsel

The ACC: CAPLIN & DRYSDALE, CHTD., ON BEHALF OF AND
IN ITS CAPACITY AS COUNSEL TO THE ACC
By:	/s/ Elihu Inselbuch
	Name:	Elihu Inselbuch
Title:

KAZAN, MCCAIN, EDISES, SIMON & ABRAMS, IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF MICHAEL ABBOTT
By:	/s/ Steven Kazan
	Name:	Steven Kazan
	Title:	Managing Partner

GOLDBERG, PERSKY, JENNINGS & WHITE, P.C., IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF BETTY BISE
By:	/s/ Theodore Goldberg
	Name:	Theodore Goldberg
	Title:	President

EARLY, LUDWICK & SWEENEY, LLC, IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF DONALD R. BOYER
By:	/s/ James E. Early
	Name:	James E. Early
	Title:	President

LEVY PHILLIPS & KONIGSBERG, LLP, IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF CHARLES BRINCAT
By:	/s/ Robert I. Komitor
	Name:	Robert I. Komitor
	Title:	Partner

JAQUES ADMIRALTY LAW FIRM, IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF JOSE LOUIS DELROSARIO
By:	/s/ Alan Kellman
	Name:	Alan Kellman
	Title:	Partner

WEITZ & LUXENBERG, P.C., IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF NICHOLAS FERRANTE
By:	/s/ Perry Weitz
	Name:	Perry Weitz
Title:

LAW OFFICES OF SHEPARD A. HOFFMAN, IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF ERICH SPANGENBERG
By:	/s/ Shepard A. Hoffman
	Name:	Shepard A. Hoffman
	Title:	Principal/Attorney

SILBER PEARLMAN, LLP IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF VIRGIE LEE TOLIVER
By:	Steven T. Baron
	Name:	Steven T. Baron
	Title:	Partner

BARON & BUDD, P.C., IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF GERALD FREDERICK VOGT
By:	/s/ Russell Budd
	Name:	Russell Budd
Title:

JACOBS & CRUMPLAR, P.A., IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF EDWARD WALLEY
By:	/s/ Robert Jacobs & Thomas Crumplar
	Name:	Robert Jacobs, Esq. & Thomas Crumplar, Esq.
	Title:	Attorneys

COONEY & CONWAY, IN ITS INDIVIDUAL CAPACITY AND ON BEHALF OF JUDITH WILLIAMS
By:	/s/ John Cooney
	Name:	John Cooney
	Title:	Partner

THE FCR: DEAN M. TRAFELET, IN HIS CAPACITY AS THE LEGAL REPRESENTATIVE FOR FUTURE CLAIMANTS IN THE REORGANIZATION CASES
By:	/s/ Dean M. Trafelet
Name: